Exhibit 99.1

Hecla Reports Second Quarter 2021 Results

Cash provided by operations 2nd highest in its history, guidance improved

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 5, 2021--Hecla Mining Company (NYSE:HL) today announced second quarter 2021 financial and operating results.

HIGHLIGHTS**

  Sales of $218.0 million, a 31% increase with the largest source being silver.
  Gross profit of $59.3 million, an increase of $25.2 million.
  Cash provided by operating activities was $86.3 million, with $31.9 million of additions to properties, plant, equipment and mineral interests, resulting in $54.4 million of quarterly free cash flow.1
  Silver production of 3.5 million ounces, an increase of 4% over prior year due to full production at Lucky Friday.
  Gold production of 59,139 ounces, a decrease of 1%.
  Net income applicable to common shareholders of $0.6 million, or $0.00 per share.
  Adjusted net income applicable to common shareholders of $32.8 million, or $0.06 per share.2
  Adjusted EBITDA of $84.0 million, an increase of 31%.3
  Net debt/adjusted EBITDA (last 12 months) of 1.2x, the lowest in 9 years since the issuance of Hecla's prior Senior Notes.4
  Near record-setting quarter in Hecla's 130-year history with the 2nd best revenues, gross profit, cash provided by operations, and adjusted EBITDA.
  Strong balance sheet with over $400 million of available liquidity.
  Gold production guidance increased and silver cost guidance reduced.

"Despite the continuing pandemic, Hecla had near record results across a number of metrics improving on the consistent performance of the past two years," said Phillips S. Baker, Jr., Hecla's President and CEO. "We generated over $54 million of free cash flow due to a combination of lower treatment charges, increasing throughput and recoveries, and higher prices. Our American silver mines produce more than 40% of all the silver mined in the United States and with silver being important for the transformation to renewable energy, electric vehicles and 5G, Hecla's growing silver production and low costs make it well-positioned for even better results in the future."

** All comparisons to the second quarter of 2020.

FINANCIAL OVERVIEW

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
FINANCIAL DATA
Sales (000)	$217,983	$166,355	$428,835	$303,280
Gross profit (000)	$59,260	$34,079	$124,072	$45,451
Income (loss) applicable to common shareholders (000)	$647	$(14,166)	$19,480	$(31,489)
Basic and diluted income (loss) per common share (in cents)	0.1	(3.0)	3.6	(6.0)
Cash provided by operating activities (000)	$86,304	$37,526	$124,240	$42,453

Net income applicable to common shareholders for the second quarter 2021 was $0.6 million, or $0.00 per share, compared to net loss applicable to common shareholders of $14.2 million, or $(0.03) per share, for the same period in 2020. The improved second quarter result compared to the previous year was mainly due to the following items:

  Higher prices for all metals with realized silver and zinc prices up approximately 50%.
  Silver and lead production nearly doubled at Lucky Friday.
  Greens Creek and Lucky Friday generated $42.8 million more gross profit.
  Ramp-up costs decreased by $3.8 million due primarily to Lucky Friday's return to full production starting in the fourth quarter of 2020.
  Lower interest expense by $1.6 million due to reduced debt, as no amounts were drawn on our revolving credit facility during the second quarter of 2021.
  Income and mining tax benefits of $4.8 million compared to an income tax provision of $0.6 million.

These improvements were partially offset by:

  Lower gross profit at Nevada Operations from a $9.4 million non-cash adjustment of stockpiled inventory to market value.
  Higher costs at Casa Berardi driven by costs associated with higher volumes and higher maintenance-related activities.
  Loss on metal derivatives contracts of $17.3 million ($13.3 million, non-cash and unrealized) compared to a loss of $14.0 million ($13.4 million, non-cash and unrealized) from increases in zinc and lead prices.
  Exploration and pre-development expense increased by $8.7 million due to increased exploration at Midas, San Sebastian, Greens Creek and Casa Berardi, and for drift development to the Hatter Graben area in Nevada.
  General and administrative expense increased by $4.1 million due to our higher share price increasing the value of accrued incentive compensation and the issuance of certain shares occurring a quarter earlier than in 2020.
  An unrealized loss on investments in other mining companies of $0.8 million compared to a gain of $6.4 million.

Cash provided by operating activities was $86.3 million, $48.8 million higher than in the second quarter of 2020, due mainly to the $25.2 million increase in gross profit and the positive net impact of working capital changes.

Capital expenditures totaled $31.9 million, with $24.3 million spent at the operations compared to $13.7 million in the second quarter of 2020, with the increase primarily due to higher planned expenditures at Casa Berardi of $12.2 million for the period. Expenditures at Lucky Friday and Greens Creek were approximately $6.0 million each. Capital expenditures also included $7.5 million related to royalty repurchases at the Nevada Operations and Casa Berardi during the second quarter of 2021.

Metals Prices

The average realized silver price in the second quarter was $27.14 per ounce, 47% higher than the $18.44 in the second quarter of 2020. The average realized gold price increased 5% to $1,825 per ounce. Average realized lead and zinc prices increased 33% and 52%, respectively.

		Three Months Ended June 30,		Six Months Ended June 30,
		2021	2020	2021	2020
Silver –	London PM Fix ($/ounce)	$26.69	$16.33	$26.49	$16.63
	Realized price per ounce	$27.14	$18.44	$26.45	$16.75
Gold –	London PM Fix ($/ounce)	$1,816	$1,711	$1,807	$1,647
	Realized price per ounce	$1,825	$1,736	$1,795	$1,658
Lead –	LME Final Cash Buyer ($/pound)	$0.96	$0.76	$0.94	$0.80
	Realized price per pound	$1.04	$0.78	$0.99	$0.78
Zinc –	LME Final Cash Buyer ($/pound)	$1.32	$0.89	$1.29	$0.93
	Realized price per pound	$1.35	$0.89	$1.34	$0.89

∗ Realized prices are calculated by dividing gross revenues for each metal (which include the price adjustments and gains and losses on the forward contracts discussed below) by the payable quantities of each metal included in products sold during the period.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts, other than provisional hedges (which address changes in prices between shipment and settlement with customers), at June 30, 2021.

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2021 settlements	15,708	14,991	$1.24	$0.94
2022 settlements	66,855	50,982	$1.28	$0.96
2023 settlements	76,280	52,250	$1.29	$1.00
2024 settlements	15,046	—	$1.33	—

These contracts represent about 45% of the forecasted payable zinc production through 2024 at an average price of $1.28 per pound, and 35% of the forecasted payable lead production through 2023 at an average price of $0.97 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars the Company has committed to purchase under foreign exchange forward contracts at June 30, 2021, which is roughly 75% of forecasted Canadian dollar direct production costs for the remainder of 2021, 50% for 2022, 30% for 2023 and 20% for 2024:

	Currency Under Contract (in thousands of CAD)	Average Exchange Rate CAD/USD
2021 settlements	61,026	$1.32
2022 settlements	84,754	$1.31
2023 settlements	52,565	$1.32
2024 settlements	26,446	$1.33

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2021 and 2020:

		Second Quarter Ended		Six Months Ended
		June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
PRODUCTION SUMMARY
Silver -	Ounces produced	3,524,783	3,403,781	6,984,229	6,649,250
	Payable ounces sold	3,415,464	3,348,639	6,445,490	5,930,918
Gold -	Ounces produced	59,139	59,982	111,143	118,774
	Payable ounces sold	47,168	51,398	104,454	108,501
Lead -	Tons produced	11,540	8,977	22,244	14,087
	Payable tons sold	10,663	8,026	19,331	12,156
Zinc -	Tons produced	17,211	17,855	33,318	30,702
	Payable tons sold	11,143	11,989	22,170	21,825

The following tables provide a summary of the final production, cost of sales and other direct production costs and depletion, depreciation and amortization (referred to herein as "cost of sales"), cash cost, after by-product credits ("cash cost"), per silver and gold ounce, and all-in sustaining cost, after by-product credits ("AISC"), per silver and gold ounce for the second quarter and six months ended June 30, 2021, with comparisons to the prior year period:

Second Quarter Ended			Greens Creek		Lucky Friday	Casa Berardi		Nevada Operations
June 30, 2021	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver
Production (ounces)	3,524,783	59,139	2,558,447	12,859	913,294	31,333	7,917	14,947	45,125
Increase/(decrease)	121,002	(843)	(195,472)	(245)	443,757	577	2,422	156	29,137
Cost of sales (000)	$83,390	$75,333	$55,488	$—	$27,901	$57,340	$—	$17,993	$—
Increase/(decrease)	$10,253	$16,194	$(2,184)	N/A	$16,446	$11,758	N/A	$4,436	N/A
Cash cost per silver or gold ounce [5]	$0.18	$1,254	$(2.64)	$—	$8.07	$1,199	$—	$1,369	$—
Increase/(decrease)	$(4.79)	$408	$(7.83)	N/A	$—	$280	N/A	$675	N/A
AISC per silver or gold ounce[6]	$7.54	$1,419	$0.68	$—	$14.10	$1,434	$—	$1,386	$—
Increase/(decrease)	$(1.79)	$442	$(6.43)	N/A	$—	$357	N/A	$617	N/A
Six Months Ended			Greens Creek		Lucky Friday	Casa Berardi		Nevada Operations
June 30, 2021	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver
Production (ounces)	6,984,229	111,143	5,143,317	26,125	1,777,195	67,523	18,592	17,495	45,125
Increase/(decrease)	334,979	(7,631)	(386,309)	748	1,211,910	10,015	7,163	(14,261)	7,682
Cost of sales (000)	$159,459	$145,304	$108,668	$—	$50,696	$119,856	$—	$25,448	$—
Increase/(decrease)	$26,008	$20,926	$1,815	N/A	$36,409	$25,949	N/A	$(5,023)	N/A
Cash cost per silver or gold ounce [5]	$0.79	$1,161	$(1.65)	$—	$7.85	$1,106	$—	$1,371	$—
Increase/(decrease)	$(4.59)	$209	$(7.06)	N/A	$—	$25	N/A	$655	N/A
AISC per silver or gold ounce[6]	$7.38	$1,357	$1.14	$—	$14.17	$1,347	$—	$1,393	$—
Increase/(decrease)	$(2.72)	$222	$(6.37)	N/A	$—	$20	N/A	$606	N/A

Greens Creek Mine - Alaska

The Greens Creek Mine produced 2.6 million ounces of silver and 12,859 ounces of gold with the mill operating at an average of 2,362 tons per day (tpd) marking another quarter of consistently strong performance. The decrease in silver production compared to the second quarter of 2020 was due to planned lower grades resulting from mine sequencing. Compared to 2020, cost of sales decreased by $2.2 million and the per ounce silver cash cost and AISC decreased by $7.83 and $6.43, respectively, due to higher by-products credits resulting from higher by-product prices, lower treatment costs from favorable changes in smelter terms and lower production costs, driven partially by lower COVID-19 related costs.5,6

The Company's estimated 2021 silver production of 9.5 - 10.2 million ounces is unchanged and gold production increased from 40 - 43 thousand ounces to 43 - 45 thousand ounces. The estimate for 2021 cost of sales has been updated to $222 million. Estimated cash cost and AISC, each per silver ounce has been updated to ($1.00)-$1.00 and $3.25-$4.00, respectively, with lower costs due to anticipated higher by-product credits.5,6

Casa Berardi Mine - Quebec

At the Casa Berardi Mine, 31,333 ounces of gold were produced compared to 30,756 ounces in the second quarter of 2020 due to higher mill throughput which was partially offset by lower grades. The mill operated at an average of 4,117 tpd, which was 33% higher than the prior year period. The increase in cost of sales was due to higher throughput, mill contractor costs related to maintenance and optimization activities, and underground maintenance costs resulting from repairs and replacements of major components for the production fleet. The increase in cash cost and AISC per gold ounce for the second quarter of 2021 compared to 2020 was the result of the higher cost of sales, with the increase in AISC also resulting from higher sustaining capital spending.

In the 160 pit, 1.4 million tons of overburden were removed during the quarter. Ore from that pit is expected to start being mined and processed in Q4 2021, concurrent with the processing of the last of the East Mine Crown Pillar pit ore.

The Company's estimated 2021 gold production has been increased from 125 - 128 thousand ounces to 128 - 132 thousand ounces. The estimate for 2021 cost of sales has been updated to $220 million. Estimated cash cost and AISC, each per gold ounce has been updated from $900-$975 and $1,185-$1,275 to $1,000-$1,125 and $1,200-$1,325, respectively.5,6

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 0.9 million ounces of silver were produced in the quarter, an increase of 95% compared to the second quarter of 2020, with the mine at full production. The mill operated at an average of 906 tpd. We continue to test and optimize new mining methods to better manage seismicity and potentially increase productivity.

The cost of sales for the second quarter was $27.9 million, and the cash cost per silver ounce was $8.07. AISC was $14.10 per silver ounce.5,6

The Company's estimated 2021 silver production of 3.4 - 3.8 million ounces is unchanged. The estimate for 2021 cost of sales has been updated to $103 million. Estimated cash cost and AISC, each per silver ounce, has been updated to $7.60-$8.50 and $14.25-$16.25, respectively.5,6

Nevada Operations

At the Nevada operations, 14,947 ounces of gold and 45,125 ounces of silver were produced from processing previously stockpiled ore, including oxide material processed at the Midas mill and a bulk sample of refractory material processed at a third-party roaster facility. Total cost of sales for the second quarter was $18.0 million which included a $9.4 million write-down in the value of stockpile inventory to net realizable value due to lower than anticipated grades. Cash cost and AISC per gold ounce were $1,369 and $1,386, respectively, in the second quarter of 2021.5,6 The increase over the prior year period was due primarily to costs related to the ore stockpile inventory that was mined in previous periods and processed in the current period.

With processing of the oxide material complete, the Fire Creek Mine and Midas mill were placed on care and maintenance during the quarter. In the second half of 2021, approximately 10,000 tons of refractory material is expected to be processed as a test at a third-party autoclave facility. The ounces from this third-party processing are anticipated to be recognized as production at that time. Those ounces and any remaining finished goods inventory are expected to be sold in the second half of 2021. Pre-development for the Hatter Graben area at Hollister and exploration at Midas are ongoing.

EXPLORATION

Exploration expenses were $8.4 million for the second quarter, an increase of $6.4 million compared to the second quarter of 2020 primarily due to increased activity and focus on the Green Racer Sinter discovery at Midas and increased activity at Greens Creek, Casa Berardi, San Sebastian, Heva-Hosco and Kinskuch. Exploration guidance was increased to $40 million earlier in the quarter. An update of the exploration program will be provided later in the third quarter.

PRE-DEVELOPMENT

Pre-development spending was $2.9 million for the quarter, compared to $0.6 million for the second quarter of 2020. The increase over the prior year period is principally due to development of the decline to allow drilling of the Hatter Graben, which commenced late in the first quarter of 2021. Exploration drilling is expected in the third quarter. Pre-development guidance was increased to $8.5 million earlier in the quarter.

DIVIDENDS

Common

On August 4, 2021, the Board of Directors declared a quarterly cash dividend of $0.01125 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0075 per share for the silver-linked dividend component. The common dividend is payable on or about September 3, 2021, to shareholders of record on August 23, 2021. The realized silver price was $27.14 in the second quarter satisfying the criteria for the silver-linked dividend component of the Company's dividend policy.

Preferred

The Board of Directors declared a quarterly cash dividend of $0.875 cent per share on the outstanding shares of Series B Cumulative Convertible Preferred Stock, payable on or about October 1, 2021, to shareholders of record on September 15, 2021.

2021 ESTIMATES7

The Company has updated its guidance for annual production, cost and expenditures as follows:

2021 Production Outlook

	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Previous	Current	Previous	Current	Previous	Current	Previous	Current
Greens Creek *	9.5-10.2	9.5-10.2	40-43	43-45	20.5-21.5	22-23	227-237	244-253.5
Lucky Friday *	3.4-3.8	3.4-3.8	N/A	N/A	6.2-6.4	6.2-6.4	67-70	67-70
Casa Berardi	N/A	N/A	125-128	128-132	11.5-11.7	11.7-12.1	125-128	128-132
Nevada Operations	N/A	N/A	20-22	20-21	1.8-2.0	1.8-1.9	20-22	20-21
Total[7]	12.9-14.0	12.9-14.0	185-193	191-198	40.0-41.6	41.7-43.3	439-457	459-476.5

* Equivalent ounces include Lead and Zinc production

2021 Cost Outlook

	Cost of Sales (millions)		Cash cost, after by-product credits, per silver/gold ounce[5]		AISC, after by-product credits, per produced silver/gold ounce[6]
	Previous	Current	Previous	Current	Previous	Current
Greens Creek	$213	$222	$1.50-$2.25	($1.00)-$1.00	$6.50-$7.25	$3.25-$4.00
Lucky Friday	$91	$103	$7.75-$9.75	$7.50-$8.50	$13.75-$16.50	$14.25-$16.25
Total Silver	$304	$325	$3.25-$4.25	$1.00-$2.00	$10.75-$12.50	$9.00-$11.00
Casa Berardi	$212	$220	$900-$975	$1,000-$1,125	$1,185-$1,275	$1,200-$1,325
Nevada Operations	$41	$43	$1,300-$1,425	$1,300-$1,425	$1,385-$1,525	$1,385-$1,525
Total Gold	$253	$263	$950-$1,050	$1,050-$1,200	$1,200-$1,300	$1,250-$1,350

2021 Capital and Exploration Outlook

	(millions)
	Previous	Current
Capital expenditures	$110	$120
Exploration expenditures (including Corporate Development)	$40	$40
Pre-development expenditures	$8.5	$8.5

CONFERENCE CALL, WEBCAST AND ONE-ON-ONE CALLS

A conference call and webcast will be held Thursday, August 5, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call is due to commence. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Participant Code is 8545015 and must be provided when dialing in.

Hecla's live and archived webcast can be accessed below or at www.hecla-mining.com under Investors/Events & Webcasts.

Webcast URL: https://event.on24.com/wcc/r/3190524/9E67287A786A4FA2AC9BAFEDA3EB30E7

One-on one calls are available from 3:00 p.m. to 5:00 p.m. ET. Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss operations, exploration, or ESG matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Russell Lawlar, Sr. Vice President – CFO and Treasurer at rlawlar@hecla-mining.com or 208-769-4130.

One-on-One Meeting URL: https://calendly.com/2021-august-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment.

(2) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

(3) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(5) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses cash cost, after by-product credits, per silver ounce on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. With regard to Casa Berardi and Nevada Operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines with a by-product credit recognized for the value of their silver production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(7) Calculations for 2021 include silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada Operations converted using Au $1,525/oz, Ag $17/oz, Zn $1.00/lb, and Pb $0.85/lb.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) new mining methods being tested at Lucky Friday to better manage seismicity and potentially increase productivity; (ii) Green Creek's estimated 2021 silver production, gold production, cost of sales, cash cost, and AISC; (iii) Casa Berardi's estimated 2021 gold production, cost of sales, cash cost, and AISC; (iv) Ore from the 160 pit at Casa Berardi is expected to start being mines and processed in Q4 2001, concurrent with the processing of the last of the East Mine Crown Pillar pit ore; (v) Lucky Friday's estimated 2021 silver production, cost of sales, cash cost and AISC; (vi) expectation of the Company to process 10,000 tons of refractory ore from the Nevada operations at a third-party facility in the second half of the year with production and remaining finished goods inventory to be sold at that time; and (vii) Company-wide estimates of future production, sales, costs of sales, cash cost, after by-product credits, AISC, after by-product credits, as well as estimated spending on capital, exploration and pre-development for 2021. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the prices assumed in the calculation of cash cost and ASIC will occur and the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on our Nevada operations; (xi) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xii) we are unable to refinance the maturing senior notes. For a more detailed discussion of such risks and other factors, see the Company’s 2020 Form 10-K, filed on February 18, 2021, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

HECLA MINING COMPANY
Condensed Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)
	Second Quarter Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Sales of products	$217,983	$166,355	$428,835	$303,280
Cost of sales and other direct production costs	110,320	92,853	207,029	178,740
Depreciation, depletion and amortization	48,403	39,423	97,734	79,089
	158,723	132,276	304,763	257,829
Gross profit	59,260	34,079	124,072	45,451

Other operating expenses:
General and administrative	11,104	6,979	19,111	15,918
Exploration	8,367	1,962	14,318	4,492
Pre-development	2,874	563	3,613	1,098
Other operating expense	3,643	1,445	7,282	2,365
Provision for closed operations and environmental matters	1,024	1,037	4,733	1,553
Ramp-up and suspension costs	5,786	9,572	10,104	22,568
Foundation grant	—	1,970	—	1,970
	32,798	23,528	59,161	49,964
Income (loss) from operations	26,462	10,551	64,911	(4,513)
Other income (expense):
Gain on exchange of investments	—	—	1,158	—
Unrealized (loss) gain on investments	(750)	6,409	(4,256)	5,431
(Loss) on derivative contracts	(17,313)	(14,002)	(16,840)	(6,109)
Net foreign exchange (loss) gain	(1,907)	(3,205)	(3,971)	3,431
Other expense	(278)	(1,326)	(439)	(1,749)
Interest expense	(10,271)	(11,829)	(21,015)	(28,140)
	(30,519)	(23,953)	(45,363)	(27,136)
(Loss) income before income and mining taxes	(4,057)	(13,402)	19,548	(31,649)
Income and mining tax (provision) benefit	4,842	(626)	208	436
Net income (loss)	785	(14,028)	19,756	(31,213)
Preferred stock dividends	(138)	(138)	(276)	(276)
Income (loss) applicable to common shareholders	$647	$(14,166)	$19,480	$(31,489)
Basic and diluted income (loss) per common share after preferred dividends (in cents)	0.1	(3.0)	3.6	(6.0)
Weighted average number of common shares outstanding - basic	535,531	525,243	534,819	524,218
Weighted average number of common shares outstanding - diluted	542,262	525,243	541,468	524,218

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)
	Second Quarter Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
OPERATING ACTIVITIES
Net income (loss)	$785	$(14,028)	$19,756	$(31,213)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	48,575	42,555	98,121	84,185
Write-down to stockpile inventory	6,242	—	6,431	—
Gain on sale of investments	—	—	(1,158)	—
Unrealized loss (gain) on investments	750	(6,409)	4,256	(5,431)
Provision for reclamation and closure costs	1,654	1,545	6,183	3,093
Stock compensation	2,802	1,209	3,302	2,428
Deferred income taxes	(8,594)	(1,913)	(8,562)	(5,165)
Amortization of loan origination fees and loss on extinguishment of debt	379	484	918	2,624
Loss on derivative contracts	13,078	21,625	2,116	11,188
Foreign exchange loss (gain)	2,700	4,341	4,455	(3,725)
Foundation grant	—	1,970	—	1,970
Other non-cash items, net	145	677	153	573
Change in assets and liabilities:
Accounts receivable	(6,768)	(16,005)	(9,432)	(6,050)
Inventories	3,788	2,022	5,719	(4,580)
Other current and non-current assets	2,597	1,718	4,125	(924)
Accounts payable and accrued liabilities	18,056	(3,536)	(6,489)	(15,415)
Accrued payroll and related benefits	2,644	(4,077)	(5,351)	5,418
Accrued taxes	(3,030)	2,580	(999)	3,912
Accrued reclamation and closure costs and other non-current liabilities	501	2,768	696	(435)
Cash provided by operating activities	86,304	37,526	124,240	42,453

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(31,898)	(10,819)	(53,311)	(30,689)
Proceeds from disposition of properties, plants and equipment	112	46	131	200
Purchases of investments	—	(637)	—	(637)
Net cash used in investing activities	(31,786)	(11,410)	(53,180)	(31,126)

FINANCING ACTIVITIES
Acquisition of treasury shares	(4,525)	(2,745)	(4,525)	(2,745)
Dividends paid to common shareholders	(6,027)	(1,318)	(10,715)	(2,622)
Dividends paid to preferred shareholders	(138)	(138)	(276)	(276)
Credit facility fees paid	—	(93)	(82)	(551)
Borrowings on debt	—	—	—	679,500
Repayments of debt	—	(160,000)	—	(666,500)
Repayments of finance leases	(1,889)	(1,556)	(3,770)	(2,840)
Net cash (used in) provided by financing activities	(12,579)	(165,850)	(19,368)	3,966
Effect of exchange rates on cash	(195)	(58)	(28)	(1,794)
Net increase (decrease) in cash, cash equivalents and restricted cash	41,744	(139,792)	51,664	13,499
Cash, cash equivalents and restricted cash at beginning of period	140,803	216,768	130,883	63,477
Cash, cash equivalents and restricted cash at end of period	$182,547	$76,976	$182,547	$76,976
Supplemental disclosure of cash flow information:
Cash paid for interest	$93	$1,853	$18,499	$15,837
Cash paid for income and mining taxes	$6,271	$2,706	$9,469	$5,345

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)
	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$181,494	$129,830
Accounts receivable:
Trade	41,311	27,864
Other, net	9,334	11,329
Inventories	82,962	96,544
Derivative assets	5,879	3,470
Other current assets	10,198	15,644
Total current assets	331,178	284,681
Investments	11,083	15,148
Restricted cash	1,053	1,053
Properties, plants, equipment and mineral interests, net	2,305,359	2,345,219
Operating lease right-of-use asset	8,902	10,628
Deferred income taxes	5,090	2,912
Derivative assets	4,852	4,558
Other non-current assets	3,721	3,525
Total assets	$2,671,238	$2,667,724

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$62,183	$68,516
Accrued payroll and related benefits	24,270	31,807
Accrued taxes	4,838	8,349
Finance leases	6,223	6,491
Operating leases	2,540	3,008
Other current liabilities	21,353	26,032
Accrued reclamation and closure costs	7,994	5,582
Total current liabilities	129,401	149,785
Finance leases	8,905	9,274
Operating leases	6,368	7,634
Accrued reclamation and closure costs	112,651	110,466
Long-term debt	508,611	507,242
Deferred tax liability	143,181	144,330
Pension liability	30,237	44,144
Other non-current liabilities	11,202	4,364
Total liabilities	950,556	977,239

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	136,065	134,629
Capital surplus	2,024,645	2,003,576
Accumulated deficit	(382,609)	(391,374)
Accumulated other comprehensive loss	(29,437)	(32,889)
Treasury stock	(28,021)	(23,496)
Total shareholders’ equity	1,720,682	1,690,485
Total liabilities and shareholders’ equity	$2,671,238	$2,667,724
Common shares outstanding	536,823	531,666

HECLA MINING COMPANY
Production Data
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
GREENS CREEK UNIT
Tons of ore milled	214,931	215,275	409,011	414,079
Total production cost per ton	$171.13	$171.03	$176.58	$178.18
Ore grade milled - Silver (oz./ton)	14.52	15.56	15.23	16.19
Ore grade milled - Gold (oz./ton)	0.081	0.084	0.085	0.084
Ore grade milled - Lead (%)	3.14	3.27	3.10	3.20
Ore grade milled - Zinc (%)	7.57	8.16	7.59	7.55
Silver produced (oz.)	2,558,447	2,753,919	5,143,317	5,529,626
Gold produced (oz.)	12,859	13,104	26,125	25,377
Lead produced (tons)	5,627	5,889	10,551	11,087
Zinc produced (tons)	14,610	16,184	27,964	28,671
Cash cost, after by-product credits, per silver ounce [1]	$(2.64)	$5.19	$(1.65)	$5.41
AISC, after by-product credits, per silver ounce [1]	$0.68	$7.11	$1.14	$7.51
Capital additions (in thousands)	$6,339	$4,501	$11,231	$10,011
LUCKY FRIDAY UNIT
Tons of ore milled	82,442	44,682	163,513	54,901
Total production cost per ton	$199.48	$—	$188.30	—
Ore grade milled - Silver (oz./ton)	11.60	10.99	11.39	10.78
Ore grade milled - Lead (%)	7.55	7.33	7.53	7.31
Ore grade milled - Zinc (%)	3.44	4.07	3.57	4.03
Silver produced (oz.)	913,294	469,537	1,777,195	565,285
Lead produced (tons)	5,913	3,088	11,693	3,783
Zinc produced (tons)	2,601	1,671	5,354	2,031
Cash cost, after by-product credits, per silver ounce [1]	$8.07	$—	$7.85	—
AISC, after by-product credits, per silver ounce [1]	$14.10	$—	$14.17	$—
Capital additions (in thousands)	$5,731	$4,761	$11,643	$9,056
CASA BERARDI UNIT
Tons of ore milled - underground	179,217	154,265	366,136	315,202
Tons of ore milled - surface pit	195,466	126,155	376,950	296,836
Tons of ore milled - total	374,683	280,420	743,086	612,038
Surface tons mined - ore and waste	2,033,403	930,117	4,024,490	2,655,091
Total production cost per ton	$99.36	$99.17	$99.52	$100.07
Ore grade milled - Gold (oz./ton) - underground	0.148	0.163	0.162	0.135
Ore grade milled - Gold (oz./ton) - surface pit	0.055	0.045	0.059	0.050
Ore grade milled - Gold (oz./ton) - combined	0.100	0.130	0.110	0.115
Ore grade milled - Silver (oz./ton)	0.03	0.02	0.03	0.02
Gold produced (oz.) - underground	23,441	25,074	51,009	42,655
Gold produced (oz.) - surface pit	7,892	5,682	16,514	14,853
Gold produced (oz.) - total	31,333	30,756	67,523	57,508
Silver produced (oz.)	7,917	5,495	18,592	11,429
Cash cost, after by-product credits, per gold ounce [1]	$1,199	$919	$1,106	$1,081
AISC, after by-product credits, per gold ounce [1]	$1,434	$1,077	$1,347	$1,327
Capital additions (in thousands)	$12,153	$4,278	$26,000	$12,784

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
SAN SEBASTIAN
Tons of ore milled	—	21,647	—	57,123
Total production cost per ton	$—	$100.12	$—	$148.50
Ore grade milled - Silver (oz./ton)	—	7.96	—	9.63
Ore grade milled - Gold (oz./ton)	—	0.074	—	0.085
Silver produced (oz.)	—	158,842	—	505,467
Gold produced (oz.)	—	1,331	—	4,133
Cash cost, after by-product credits, per silver ounce [1]	$—	$1.14	$—	$5.09
AISC, after by-product credits, per silver ounce [1]	$—	$1.85	$—	$5.65
Capital additions (in thousands)	$7	$(499)	$7	$304
NEVADA OPERATIONS
Tons of ore milled	38,947	10,686	55,406	27,984
Total production cost per ton	$161.50	$1,172.66	$220.68	$892.09
Ore grade milled - Gold (oz./ton)	0.41	1.519	0.343	1.232
Ore grade milled - Silver (oz./ton)	1.24	2.07	0.88	1.7
Gold produced (oz.)	14,947	14,791	17,495	31,756
Silver produced (oz.)	45,125	15,988	45,125	37,443
Cash cost, after by-product credits, per gold ounce [1]	$1,369	$694	$1,371	$716
AISC, after by-product credits, per gold ounce [1]	$1,386	$769	$1,393	$787
Capital additions (in thousands)	$77	$612	$166	$1,469

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three- and six-month periods ended June 30, 2021 and 2020.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2021
	Greens Creek	Lucky Friday(2)	San Sebastian(3)	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$55,488	27,901	$1		$83,390
Depreciation, depletion and amortization	(14,492)	(7,402)	—		(21,894)
Treatment costs	8,924	4,686	—		13,610
Change in product inventory	(435)	(1,596)	—		(2,031)
Reclamation and other costs	(672)	(325)	(1)		(998)
Cash Cost, Before By-product Credits (1)	48,813	23,264	—		72,077
Reclamation and other costs	847	264	—		1,111
Sustaining exploration	1,300	—	—	450	1,750
Sustaining capital	6,339	5,244	—	—	11,583
General and administrative	—	—	—	11,104	11,104
AISC, Before By-product Credits (1)	57,299	28,772	—		97,625
By-product credits:
Zinc	(26,510)	(5,093)	—		(31,603)
Gold	(20,438)	—	—		(20,438)
Lead	(8,605)	(10,799)	$—		(19,404)
Total By-product credits	(55,553)	(15,892)	—		(71,445)
Cash Cost, After By-product Credits	$(6,740)	$7,372	$—		$632
AISC, After By-product Credits	$1,746	$12,880	$—		$26,180
Divided by ounces produced	2,558	913	—		3,471
Cash Cost, Before By-product Credits, per Ounce	$19.08	$25.49	$—		$20.76
By-product credits per ounce	(21.72)	(17.42)	—		(20.58)
Cash Cost, After By-product Credits, per Ounce	$(2.64)	$8.07	$—		$0.18
AISC, Before By-product Credits, per Ounce	$22.40	$31.52	$—		$28.12
By-product credits per ounce	(21.72)	(17.42)	—		(20.58)
AISC, After By-product Credits, per Ounce	$0.68	$14.10	$—		$7.54

In thousands (except per ounce amounts)	Three months ended June 30, 2021
	Casa Berardi	Nevada Operations (5)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,340	$17,993	$75,333
Depreciation, depletion and amortization	(20,910)	(5,599)	(26,509)
Treatment costs	535	1,719	2,254
Change in product inventory	1,015	12,583	13,598
Reclamation and other costs	(215)	(218)	(433)
Exclusion of Nevada Operations costs	—	(4,914)	(4,914)
Cash Cost, Before By-product Credits (1)	37,765	21,564	59,329
Reclamation and other costs	215	218	433
Sustaining exploration	1,103	—	1,103
Sustaining capital	6,064	44	6,108
AISC, Before By-product Credits (1)	45,147	21,826	66,973
By-product credits:
Silver	(209)	(1,103)	(1,312)
Total By-product credits	(209)	(1,103)	(1,312)
Cash Cost, After By-product Credits	$37,556	$20,461	$58,017
AISC, After By-product Credits	$44,938	$20,723	$65,661
Divided by ounces produced	31	15	46
Cash Cost, Before By-product Credits, per Ounce	$1,206	$1,443	$1,282
By-product credits per ounce	(7)	(74)	(28)
Cash Cost, After By-product Credits, per Ounce	$1,199	$1,369	$1,254
AISC, Before By-product Credits, per Ounce	$1,441	$1,460	$1,447
By-product credits per ounce	(7)	(74)	(28)
AISC, After By-product Credits, per Ounce	$1,434	$1,386	$1,419

In thousands (except per ounce amounts)	Three months ended June 30, 2021
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$83,390	$75,333	$158,723
Depreciation, depletion and amortization	(21,894)	(26,509)	(48,403)
Treatment costs	13,610	2,254	15,864
Change in product inventory	(2,031)	13,598	11,567
Reclamation and other costs	(998)	(433)	(1,431)
Exclusion of Nevada Operations costs	—	(4,914)	(4,914)
Cash Cost, Before By-product Credits (1)	72,077	59,329	131,406
Reclamation and other costs	1,111	433	1,544
Sustaining exploration	1,750	1,103	2,853
Sustaining capital	11,583	6,108	17,691
General and administrative	11,104	—	11,104
AISC, Before By-product Credits (1)	97,625	66,973	164,598
By-product credits:
Zinc	(31,603)	—	(31,603)
Gold	(20,438)	—	(20,438)
Lead	(19,404)	—	(19,404)
Silver	—	(1,312)	(1,312)
Total By-product credits	(71,445)	(1,312)	(72,757)
Cash Cost, After By-product Credits	$632	$58,017	$58,649
AISC, After By-product Credits	$26,180	$65,661	$91,841
Divided by ounces produced	3,471	46
Cash Cost, Before By-product Credits, per Ounce	$20.76	$1,282
By-product credits per ounce	(20.58)	(28)
Cash Cost, After By-product Credits, per Ounce	$0.18	$1,254
AISC, Before By-product Credits, per Ounce	$28.12	$1,447
By-product credits per ounce	(20.58)	(28)
AISC, After By-product Credits, per Ounce	$7.54	$1,419

In thousands (except per ounce amounts)	Three Months Ended June 30, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,672	$11,455	$4,010		$73,137
Depreciation, depletion and amortization	(12,988)	(1,894)	(895)		(15,777)
Treatment costs	20,016	3,032	47		23,095
Change in product inventory	(4,020)	(118)	(398)		(4,536)
Reclamation and other costs	93	—	(296)		(203)
Exclusion of Lucky Friday cash cost	—	(12,475)	—		(12,475)
Cash Cost, Before By-product Credits (1)	60,773	—	2,468		63,241
Reclamation and other costs	789	—	114		903
Sustaining exploration	—	—	—	314	314
Sustaining capital	4,501	—	(1)	—	4,500
General and administrative				6,979	6,979
AISC, Before By-product Credits (1)	66,063	—	2,581		75,937
By-product credits:
Zinc	(19,913)	—	—		(19,913)
Gold	(19,427)	—	(2,287)		(21,714)
Lead	(7,133)	—	—		(7,133)
Total By-product credits	(46,473)	—	(2,287)		(48,760)
Cash Cost, After By-product Credits	$14,300	$—	$181		$14,481
AISC, After By-product Credits	$19,590	$—	$294		$27,177
Divided by ounces produced	2,754	—	158		2,912
Cash Cost, Before By-product Credits, per Ounce	$22.06	$—	$15.61		$21.71
By-product credits per ounce	(16.87)	—	(14.47)		(16.74)
Cash Cost, After By-product Credits, per Ounce	$5.19	$—	$1.14		$4.97
AISC, Before By-product Credits, per Ounce	$23.98	$—	$16.32		$26.07
By-product credits per ounce	(16.87)	—	(14.47)		(16.74)
AISC, After By-product Credits, per Ounce	$7.11	$—	$1.85		$9.33

In thousands (except per ounce amounts)	Three Months Ended June 30, 2020
	Casa Berardi (6)	Nevada Operations (5)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$45,582	$13,557	$59,139
Depreciation, depletion and amortization	(17,281)	(6,365)	(23,646)
Treatment costs	558	19	577
Change in product inventory	(400)	3,669	3,269
Reclamation and other costs	(92)	(328)	(420)
Cash Cost, Before By-product Credits (1)	28,367	10,552	38,919
Reclamation and other costs	94	327	421
Sustaining exploration	467	—	467
Sustaining capital	4,278	774	5,052
AISC, Before By-product Credits (1)	33,206	11,653	44,859
By-product credits:
Silver	(92)	(282)	(374)
Total By-product credits	(92)	(282)	(374)
Cash Cost, After By-product Credits	$28,275	$10,270	$38,545
AISC, After By-product Credits	$33,114	$11,371	$44,485
Divided by ounces produced	31	15	46
Cash Cost, Before By-product Credits, per Ounce	$922	$713	$854
By-product credits per ounce	(3)	(19)	(8)
Cash Cost, After By-product Credits, per Ounce	$919	$694	$846
AISC, Before By-product Credits, per Ounce	$1,080	$788	$985
By-product credits per ounce	(3)	(19)	(8)
AISC, After By-product Credits, per Ounce	$1,077	$769	$977

In thousands (except per ounce amounts)	Three Months Ended June 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$73,137	$59,139	$132,276
Depreciation, depletion and amortization	(15,777)	(23,646)	(39,423)
Treatment costs	23,095	577	23,672
Change in product inventory	(4,536)	3,269	(1,267)
Reclamation and other costs	(203)	(420)	(623)
Exclusion of Lucky Friday cash cost	(12,475)	—	(12,475)
Cash Cost, Before By-product Credits (1)	63,241	38,919	102,160
Reclamation and other costs	903	421	1,324
Sustaining exploration	314	467	781
Sustaining capital	4,500	5,052	9,552
General and administrative	6,979	—	6,979
AISC, Before By-product Credits (1)	75,937	44,859	120,796
By-product credits:
Zinc	(19,913)	—	(19,913)
Gold	(21,714)	—	(21,714)
Lead	(7,133)	—	(7,133)
Silver		(374)	(374)
Total By-product credits	(48,760)	(374)	(49,134)
Cash Cost, After By-product Credits	$14,481	$38,545	$53,026
AISC, After By-product Credits	$27,177	$44,485	$71,662
Divided by ounces produced	2,912	46
Cash Cost, Before By-product Credits, per Ounce	$21.71	$854
By-product credits per ounce	(16.74)	(8)
Cash Cost, After By-product Credits, per Ounce	$4.97	$846
AISC, Before By-product Credits, per Ounce	$26.07	$985
By-product credits per ounce	(16.74)	(8)
AISC, After By-product Credits, per Ounce	$9.33	$977

In thousands (except per ounce amounts)	Six Months Ended June 30, 2021
	Greens Creek	Lucky Friday(2)	San Sebastian(3)	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$108,668	$50,696	$95		$159,459
Depreciation, depletion and amortization	(29,313)	(13,738)	—		(43,051)
Treatment costs	19,465	9,664	—		29,129
Change in product inventory	(34)	(1,689)	—		(1,723)
Reclamation and other costs	(932)	(559)	(95)		(1,586)
Cash Cost, Before By-product Credits (1)	97,854	44,374	—		142,228
Reclamation and other costs	1,695	528			2,223
Sustaining exploration	1,423	—	—	885	2,308
Sustaining capital	11,231	10,698		—	21,929
General and administrative	—	—	—	19,111	19,111
AISC, Before By-product Credits (1)	112,203	55,600	—		187,799
By-product credits:
Zinc	(49,277)	(9,846)	—		(59,123)
Gold	(41,434)	—	—		(41,434)
Lead	(15,625)	(20,574)	—		(36,199)
Total By-product credits	(106,336)	(30,420)	—		(136,756)
Cash Cost, After By-product Credits	$(8,482)	$13,954	$—		$5,472
AISC, After By-product Credits	$5,867	$25,180	$—		$51,043
Divided by ounces produced	5,143	1,777			6,920
Cash Cost, Before By-product Credits, per Ounce	$19.03	$24.97	$—		$20.55
By-product credits per ounce	(20.68)	(17.12)	—		(19.76)
Cash Cost, After By-product Credits, per Ounce	$(1.65)	$7.85	$—		$0.79
AISC, Before By-product Credits, per Ounce	$21.82	$31.29	$—		$27.14
By-product credits per ounce	(20.68)	(17.12)	—		(19.76)
AISC, After By-product Credits, per Ounce	$1.14	$14.17	$—		$7.38

In thousands (except per ounce amounts)	Six Months Ended June 30, 2021
	Casa Berardi	Nevada Operations (5)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$119,856	$25,448	$145,304
Depreciation, depletion and amortization	(46,451)	(8,232)	(54,683)
Treatment costs	1,249	1,730	2,979
Change in product inventory	968	11,499	12,467
Reclamation and other costs	(423)	(245)	(668)
Exclusion of Nevada Operations costs	—	(5,103)	(5,103)
Cash Cost, Before By-product Credits (1)	75,199	25,097	100,296
Reclamation and other costs	423	245	668
Sustaining exploration	2,010	—	2,010
Sustaining capital	13,822	133	13,955
AISC, Before By-product Credits (1)	91,454	25,475	116,929
By-product credits:
Silver	(487)	(1,103)	(1,590)
Total By-product credits	(487)	(1,103)	(1,590)
Cash Cost, After By-product Credits	$74,712	$23,994	$98,706
AISC, After By-product Credits	$90,967	$24,372	$115,339
Divided by ounces produced	68	17	85
Cash Cost, Before By-product Credits, per Ounce	$1,113	$1,434	$1,180
By-product credits per ounce	(7)	(63)	(19)
Cash Cost, After By-product Credits, per Ounce	$1,106	$1,371	$1,161
AISC, Before By-product Credits, per Ounce	$1,354	$1,456	$1,376
By-product credits per ounce	(7)	(63)	(19)
AISC, After By-product Credits, per Ounce	$1,347	$1,393	$1,357

In thousands (except per ounce amounts)	Six Months Ended June 30, 2021
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$159,459	$145,304	$304,763
Depreciation, depletion and amortization	(43,051)	(54,683)	(97,734)
Treatment costs	29,129	2,979	32,108
Change in product inventory	(1,723)	12,467	10,744
Reclamation and other costs	(1,586)	(668)	(2,254)
Exclusion of Nevada Operations costs	—	(5,103)	(5,103)
Cash Cost, Before By-product Credits (1)	142,228	100,296	242,524
Reclamation and other costs	2,223	668	2,891
Sustaining exploration	2,308	2,010	4,318
Sustaining capital	21,929	13,955	35,884
General and administrative	19,111	—	19,111
AISC, Before By-product Credits (1)	187,799	116,929	304,728
By-product credits:
Zinc	(59,123)	—	(59,123)
Gold	(41,434)	—	(41,434)
Lead	(36,199)	—	(36,199)
Silver		(1,590)	(1,590)
Total By-product credits	(136,756)	(1,590)	(138,346)
Cash Cost, After By-product Credits	$5,472	$98,706	$104,178
AISC, After By-product Credits	$51,043	$115,339	$166,382
Divided by ounces produced	6,920	85
Cash Cost, Before By-product Credits, per Ounce	$20.55	$1,180
By-product credits per ounce	(19.76)	(19)
Cash Cost, After By-product Credits, per Ounce	$0.79	$1,161
AISC, Before By-product Credits, per Ounce	$27.14	$1,376
By-product credits per ounce	(19.76)	(19)
AISC, After By-product Credits, per Ounce	$7.38	$1,357

In thousands (except per ounce amounts)	Six Months Ended June 30, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$106,853	$14,287	$12,311		$133,451
Depreciation, depletion and amortization	(25,417)	(2,196)	(2,368)		(29,981)
Treatment costs	35,842	3,464	151		39,457
Change in product inventory	(1,150)	796	(145)		(499)
Reclamation and other costs	413	—	(658)		(245)
Exclusion of Lucky Friday cash cost	—	(16,351)	—		(16,351)
Cash Cost, Before By-product Credits (1)	116,541	—	9,291		125,832
Reclamation and other costs	1,577	—	228		1,805
Sustaining exploration	4	—	—	664	668
Sustaining capital	10,011	—	55	—	10,066
General and administrative	—	—	—	15,918	15,918
AISC, Before By-product Credits (1)	128,133	—	9,574		154,289
By-product credits:
Zinc	(35,939)	—	—		(35,939)
Gold	(36,624)		(6,716)		(43,340)
Lead	(14,059)	—	—		(14,059)
Total By-product credits	(86,622)	—	(6,716)		(93,338)
Cash Cost, After By-product Credits	$29,919	$—	$2,575		$32,494
AISC, After By-product Credits	$41,511	$—	$2,858		$60,951
Divided by ounces produced	5,530	—	505		6,035
Cash Cost, Before By-product Credits, per Ounce	$21.07	$—	$18.39		$20.85
By-product credits per ounce	(15.66)	—	(13.30)		(15.47)
Cash Cost, After By-product Credits, per Ounce	$5.41	$—	$5.09		$5.38
AISC, Before By-product Credits, per Ounce	$23.17	$—	$18.95		$25.57
By-product credits per ounce	(15.66)	—	(13.30)		(15.47)
AISC, After By-product Credits, per Ounce	$7.51	$—	$5.65		$10.10

In thousands (except per ounce amounts)	Six Months Ended June 30, 2020
	Casa Berardi (6)	Nevada Operations (5)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$93,907	$30,471	$124,378
Depreciation, depletion and amortization	(33,678)	(15,430)	(49,108)
Treatment costs	1,132	45	1,177
Change in product inventory	1,208	8,949	10,157
Reclamation and other costs	(189)	(654)	(843)
Cash Cost, Before By-product Credits (1)	62,380	23,381	85,761
Reclamation and other costs	190	654	844
Sustaining exploration	1,158	—	1,158
Sustaining capital	12,784	1,600	14,384
AISC, Before By-product Credits (1)	76,512	25,635	102,147
By-product credits:
Silver	(192)	(635)	(827)
Total By-product credits	(192)	(635)	(827)
Cash Cost, After By-product Credits	$62,188	$22,746	$84,934
AISC, After By-product Credits	$76,320	$25,000	$101,320
Divided by ounces produced	58	32	90
Cash Cost, Before By-product Credits, per Ounce	$1,084	$736	$961
By-product credits per ounce	(3)	(20)	(9)
Cash Cost, After By-product Credits, per Ounce	$1,081	$716	$952
AISC, Before By-product Credits, per Ounce	$1,330	$807	$1,144
By-product credits per ounce	(3)	(20)	(9)
AISC, After By-product Credits, per Ounce	$1,327	$787	$1,135

In thousands (except per ounce amounts)	Six Months Ended June 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$133,451	$124,378	$257,829
Depreciation, depletion and amortization	(29,981)	(49,108)	(79,089)
Treatment costs	39,457	1,177	40,634
Change in product inventory	(499)	10,157	9,658
Reclamation and other costs	(245)	(843)	(1,088)
Exclusion of Lucky Friday cash cost	(16,351)	—	(16,351)
Cash Cost, Before By-product Credits (1)	125,832	85,761	211,593
Reclamation and other costs	1,805	844	2,649
Sustaining exploration	668	1,158	1,826
Sustaining capital	10,066	14,384	24,450
General and administrative	15,918	—	15,918
AISC, Before By-product Credits (1)	154,289	102,147	256,436
By-product credits:
Zinc	(35,939)	—	(35,939)
Gold	(43,340)	—	(43,340)
Lead	(14,059)	—	(14,059)
Silver		(827)	(827)
Total By-product credits	(93,338)	(827)	(94,165)
Cash Cost, After By-product Credits	$32,494	$84,934	$117,428
AISC, After By-product Credits	$60,951	$101,320	$162,271
Divided by ounces produced	6,035	90
Cash Cost, Before By-product Credits, per Ounce	$20.85	$961
By-product credits per ounce	(15.47)	$(9)
Cash Cost, After By-product Credits, per Ounce	$5.38	$952
AISC, Before By-product Credits, per Ounce	$25.57	$1,144
By-product credits per ounce	(15.47)	$(9)
AISC, After By-product Credits, per Ounce	$10.10	$1,135

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2021
	Greens Creek	Lucky Friday	San Sebastian	Corporate(4)	Total Silver
Total cost of sales	$213,000	$90,400	$—		$303,400
Depreciation, depletion and amortization	(55,000)	(26,000)	—		(81,000)
Treatment costs	38,000	17,100	—		55,100
Change in product inventory	4,000	—	—		4,000
Reclamation and other costs	4,500	1,000	—		5,500
Cash Cost, Before By-product Credits (1)	204,500	82,500	—		287,000
Reclamation and other costs	4,500	500	—		5,000
Exploration	4,000	—	—		4,000
Sustaining capital	36,000	22,000	—		58,000
General and administrative	—	—	—	34,500	34,500
AISC, Before By-product Credits (1)	249,000	105,000	—		388,500
By-product credits:
Zinc	(86,000)	(14,500)	—		(100,500)
Gold	(70,000)	—	—		(70,000)
Lead	(28,000)	(38,900)	—		(66,900)
Total By-product credits	(184,000)	(53,400)	—		(237,400)
Cash Cost, After By-product Credits	$20,500	$29,100	$—		$49,600
AISC, After By-product Credits	$65,000	$51,600	$—		$151,100
Divided by silver ounces produced	9,850	3,600	—		13,450
Cash Cost, Before By-product Credits, per Silver Ounce	$20.76	$22.92	$—		$21.34
By-product credits per silver ounce	(18.68)	(14.83)	—		(17.65)
Cash Cost, After By-product Credits, per Silver Ounce	$2.08	$8.09	$—		$3.69
AISC, Before By-product Credits, per Silver Ounce	$25.28	$29.17	$—		$28.88
By-product credits per silver ounce	(18.68)	(14.83)	—		(17.65)
AISC, After By-product Credits, per Silver Ounce	$6.60	$14.34	$—		$11.23

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$212,000	$41,000	$253,000
Depreciation, depletion and amortization	(87,500)	(5,600)	(93,100)
Treatment costs	400	4,600	5,000
Change in product inventory	(9,000)	(11,600)	(20,600)
Reclamation and other costs	300	500	800
Cash Cost, Before By-product Credits (1)	116,200	28,900	145,100
Reclamation and other costs	500	100	600
Exploration	3,800	—	3,800
Sustaining capital	31,500	2,000	33,500
AISC, Before By-product Credits (1)	152,000	31,000	183,000
By-product credits:
Silver	(600)	(550)	(1,150)
Total By-product credits	(600)	(550)	(1,150)
Cash Cost, After By-product Credits	$115,600	$28,350	$143,950
AISC, After By-product Credits	$151,400	$30,450	$181,850
Divided by gold ounces produced	127	21	148
Cash Cost, Before By-product Credits, per Gold Ounce	$919	$1,376	$984
By-product credits per gold ounce	(5)	(26)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$914	$1,350	$976
AISC, Before By-product Credits, per Gold Ounce	$1,201	$1,476	$1,241
By-product credits per gold ounce	(5)	(26)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,196	$1,450	$1,233

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$303,400	$253,000	$556,400
Depreciation, depletion and amortization	(81,000)	(93,100)	(174,100)
Treatment costs	55,100	5,000	60,100
Change in product inventory	4,000	(20,600)	(16,600)
Reclamation and other costs	5,500	800	6,300
Cash Cost, Before By-product Credits (1)	287,000	145,100	432,100
Reclamation and other costs	5,000	600	5,600
Exploration	4,000	3,800	7,800
Sustaining capital	58,000	33,500	91,500
General and administrative	34,500	—	34,500
AISC, Before By-product Credits (1)	388,500	183,000	571,500
By-product credits:
Zinc	(100,500)	—	(100,500)
Gold	(70,000)	—	(70,000)
Lead	(66,900)	—	(66,900)
Silver		(1,150)	(1,150)
Total By-product credits	(237,400)	(1,150)	(238,550)
Cash Cost, After By-product Credits	$49,600	$143,950	$193,550
AISC, After By-product Credits	$151,100	$181,850	$332,950
Divided by ounces produced	13,450	148
Cash Cost, Before By-product Credits, per Ounce	$21.34	$984
By-product credits per ounce	(17.65)	(8)
Cash Cost, After By-product Credits, per Ounce	$3.69	$976
AISC, Before By-product Credits, per Ounce	$28.88	$1,241
By-product credits per ounce	(17.65)	(8)
AISC, After By-product Credits, per Ounce	$11.23	$1,233

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Greens Creek	Lucky Friday	San Sebastian	Corporate(4)	Total Silver
Total cost of sales	$222,000	$102,500	$—		$324,500
Depreciation, depletion and amortization	(59,200)	(27,400)	—		(86,600)
Treatment costs	37,500	14,500	—		52,000
Change in product inventory	(3,700)	(1,250)	—		(4,950)
Reclamation and other costs	1,500	1,500	—		3,000
Cash Cost, Before By-product Credits (1)	198,100	89,850	—		287,950
Reclamation and other costs	3,400	1,000	—		4,400
Exploration	4,300	—	—	1,732	6,032
Sustaining capital	35,000	26,500	—		61,500
General and administrative	—	—	—	38,700	38,700
AISC, Before By-product Credits (1)	240,800	117,350	—		398,582
By-product credits:
Zinc	(98,000)	(17,000)	—		(115,000)
Gold	(75,100)	—	—		(75,100)
Lead	(31,000)	(43,000)	—		(74,000)
Total By-product credits	(204,100)	(60,000)	—		(264,100)
Cash Cost, After By-product Credits	$(6,000)	$29,850	$—		$23,850
AISC, After By-product Credits	$36,700	$57,350	$—		$134,482
Divided by silver ounces produced	9,850	3,600	—		13,450
Cash Cost, Before By-product Credits, per Silver Ounce	$20.11	$24.96	$—		$21.41
By-product credits per silver ounce	(20.72)	(16.67)	—		(19.64)
Cash Cost, After By-product Credits, per Silver Ounce	$(0.61)	$8.29	$—		$1.77
AISC, Before By-product Credits, per Silver Ounce	$24.45	$32.60	$—		$29.63
By-product credits per silver ounce	(20.72)	(16.67)	—		(19.64)
AISC, After By-product Credits, per Silver Ounce	$3.73	$15.93	$—		$10.00

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Total cost of sales	$220,000	$42,600	$262,600
Depreciation, depletion and amortization	(81,000)	(14,500)	(95,500)
Treatment costs	500	5,000	5,500
Change in product inventory	(3,800)	(4,650)	(8,450)
Reclamation and other costs	850	675	1,525
Cash Cost, Before By-product Credits (1)	136,550	29,125	165,675
Reclamation and other costs	700	300	1,000
Exploration	4,000	—	4,000
Sustaining capital	26,000	125	26,125
AISC, Before By-product Credits (1)	167,250	29,550	196,800
By-product credits:
Silver	(875)	(1,125)	(2,000)
Total By-product credits	(875)	(1,125)	(2,000)
Cash Cost, After By-product Credits	$135,675	$28,000	$163,675
AISC, After By-product Credits	$166,375	$28,425	$194,800
Divided by gold ounces produced	130	21	151
Cash Cost, Before By-product Credits, per Gold Ounce	$1,050	$1,421	$1,101
By-product credits per gold ounce	(7)	(55)	(13)
Cash Cost, After By-product Credits, per Gold Ounce	$1,043	$1,366	$1,088
AISC, Before By-product Credits, per Gold Ounce	$1,287	$1,441	$1,308
By-product credits per gold ounce	(7)	(55)	(13)
AISC, After By-product Credits, per Gold Ounce	$1,280	$1,386	$1,295

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$324,500	$262,600	$587,100
Depreciation, depletion and amortization	(86,600)	(95,500)	(182,100)
Treatment costs	52,000	5,500	57,500
Change in product inventory	(4,950)	(8,450)	(13,400)
Reclamation and other costs	3,000	1,525	4,525
Cash Cost, Before By-product Credits (1)	287,950	165,675	453,625
Reclamation and other costs	4,400	1,000	5,400
Exploration	6,032	4,000	10,032
Sustaining capital	61,500	26,125	87,625
General and administrative	38,700	—	38,700
AISC, Before By-product Credits (1)	398,582	196,800	595,382
By-product credits:
Zinc	(115,000)	—	(117,600)
Gold	(75,100)	—	(75,100)
Lead	(74,000)	—	(77,800)
Silver		(2,000)	(2,000)
Total By-product credits	(264,100)	(2,000)	(272,500)
Cash Cost, After By-product Credits	$23,850	$163,675	$181,125
AISC, After By-product Credits	$134,482	$194,800	$322,882
Divided by ounces produced	13,450	151
Cash Cost, Before By-product Credits, per Ounce	$21.41	$1,101
By-product credits per ounce	(19.64)	(13)
Cash Cost, After By-product Credits, per Ounce	$1.77	$1,088
AISC, Before By-product Credits, per Ounce	$29.63	$1,308
By-product credits per ounce	(19.64)	(13)
AISC, After By-product Credits, per Ounce	$10.00	$1,295

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday had been limited from the start of the strike until the ramp-up was substantially completed in the fourth quarter of 2020. Costs related to ramp-up activities totaling $9.2 million, along with $4.1 million in non-cash depreciation expense in the first half of 2020, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)

Mining at San Sebastian was completed in the third quarter of 2020, and milling was completed in the fourth quarter of 2020. Suspension-related costs at San Sebastian totaling $1.4 million for the first half of 2021 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(4)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(5)

Production was suspended at the Hollister and Midas mines and Aurora mill in the latter part of 2019. Suspension-related costs at Nevada Operations totaling $5.2 million and $2.7 million for the second quarter of 2021 and 2021, respectively, ($8.8 million and $6.7 million for the first halves of 2021 and 2020) are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

.
(6)

In late March 2020, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against the COVID-19 virus, causing us to suspend our Casa Berardi operations from approximately March 24 until April 15, when limited mining operations resumed, resulting in the reduced mill throughput. Suspension-related costs totaling $1.6 million for the first half of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders (GAAP)	$647	$(14,166)	$19,480	$(31,489)
Adjusting items:
Loss on derivatives contracts	17,313	14,002	16,840	6,109
Provisional price (gains)	(3,077)	(6,986)	(3,629)	(9,597)
Environmental accruals	—	—	2,882	—
Foreign exchange loss (gain)	1,907	3,205	3,971	(3,431)
Ramp-up and suspension costs	5,786	9,572	10,104	22,568
Acquisition costs	—	6	—	11
Unrealized (gain) loss on investments	750	(6,409)	4,256	(5,431)
Foundation grant	—	1,970	—	1,970
Loss on disposition of properties, plants, equipment and mineral interests	143	677	152	573
Write-down to stockpile inventory	9,379	—	9,577	—
Additional interest associated with early repayment of long-term debt	—	—	—	2,902
Loss on extinguishment of debt	—	—	—	1,666
Adjusted net income (loss) applicable to common shareholders	$32,848	$1,871	$63,633	$(14,149)
Weighted average shares - basic	535,531	525,243	534,819	524,218
Weighted average shares - diluted	542,262	525,243	541,468	524,218
Basic adjusted net income (loss) per common share (in cents)	6.1	0.4	11.9	(2.7)
Diluted adjusted net income (loss) per common share (in cents)	6.1	0.4	11.8	(2.7)

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, ramp-up and suspension costs, provisional price gains and losses, stock-based compensation, unrealized losses and gains on investments, provisions for closed operations, Foundation grant expense and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, revolving credit facility and finance leases, less the total of our cash and cash equivalents. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Net income (loss)	$785	$(14,028)	$19,756	$(31,213)	$34,179	$(58,705)
Plus: Interest expense	10,271	11,829	21,015	28,140	42,444	54,587
Plus/(Less): Income taxes	(4,842)	626	(208)	(436)	363	(6,142)
Plus: Depreciation, depletion and amortization	48,403	39,423	97,734	79,089	175,775	190,343
Plus/(Less): Foreign exchange loss (gain)	1,907	3,205	3,971	(3,431)	12,007	(2,709)
Plus: Ramp-up and suspension costs	5,786	9,572	10,104	22,568	12,447	29,575
Plus: Losses on disposition of properties, plants, equipment and mineral interests	143	677	152	573	151	574
Plus: Acquisition costs	—	6	—	11	9	246
Plus: Stock-based compensation	2,802	1,210	3,302	2,428	7,332	4,544
Plus/(Less): Losses (gains) on derivative contracts	13,078	21,625	2,116	11,188	(3,494)	19,203
Plus/Less: Provisional price (gain) loss	(3,077)	(6,986)	(3,629)	(9,597)	(2,040)	(10,894)
Plus: Provision for closed operations and environmental matters	1,654	1,545	6,183	3,093	9,279	6,798
Plus/(Less): Unrealized (gain) loss on investments	750	(6,409)	4,256	(5,431)	(581)	(4,075)
Gain on exchange of investments	—	—	(1,158)	—	(1,158)
Write-down to stockpile inventory	6,242	—	6,431	—	6,431	—
Foundation grant	—	1,970	—	1,970	—	1,970
Other	135	(28)	287	1,176	1,367	2,371
Adjusted EBITDA	$84,037	$64,237	$170,312	$100,128	$294,511	$227,686
Total debt					$523,739	$531,054
Less: Cash and cash equivalents					$(181,494)	$(75,923)
Net debt					$342,245	$455,131
Net debt/LTM adjusted EBITDA (non-GAAP)					1.2	2.0

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash provided by operating activities	$86,304	$37,526	$124,240	$42,453
Less: Additions to properties, plants equipment and mineral interests	(31,898)	(10,819)	(53,311)	(30,689)
Free cash flow	$54,406	$26,707	$70,929	$11,764

Category: Earnings

Contacts

Russell Lawlar
Senior Vice President - CFO and Treasurer

Jeanne DuPont
Senior Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com